MONTELLO RESOURCES (USA) LTD.
P.O. Box 1757 Station M
Calgary, Alberta T2P 2L8
Tel. (604) 649-0080

August 12, 2008

Nexgen Petroleum Corp.
c/o Devlin Jensen
2550, 555 West Hastings Place
Vancouver, B.C. V6B 4N5
Attn: Michael Shannon

Dear Sirs,

Re: Amending Agreement dated Aug-12-2008 to Equalization and Joint Operating Agreement dated Jul-07-2008 Morgan County, Tennessee

This letter of agreement will confirm certain matters arising from the Equalization and Joint Operating Agreement dated July 07, 2008 ("Equalization Agreement") which to date Nexgen Petroleum Corp. ("Nexgen") has not signed but has indicated that it will subject to the terms set out below. As between Nexgen and Montello Resources (USA) Ltd. ("Montello"), the provisions of clause 4. of the Equalization Agreement are amended as follows:

(a) if Nexgen does not advise Montello in writing on or prior to Sep-01-2008 that it intends to be bound by all of the provisions of clause 4. of the Equalization Agreement, then all of terms and conditions of said clause 4. shall thereafter not apply as between the parties; and

(b) notwithstanding the foregoing, Montello may at any time at its sole, unfettered discretion unilaterally terminate the provisions of said clause 4. of the Equalization Agreement as between the parties by so advising Nexgen in writing. The sole exception to Montello's exercising this unilateral right to terminate is if Nexgen had already paid the Carried Amount of $1,250,000.00 in total to Montello.

If the foregoing is agreeable we would ask that you so indicate your concurrence by signing and returning one copy of this letter to our offices along with the execution pages to the Equalization Agreement.

Yours very truly,
MONTELLO RESOURCES (USA) LTD.

Per: [signature]
Phil Emrich
President

Accepted and agreed to this
21 day of August, 2008

NEXGEN PETROLEUM CORP.

Per: [signature]